Exhibit 99.1


           Clear Channel Reports First Quarter 2007 Results


    SAN ANTONIO--(BUSINESS WIRE)--April 26, 2007--Clear Channel
Communications, Inc. (NYSE:CCU) today reported results for its first quarter ended March 31, 2007.

    The Company reported revenues of $1.6 billion in the first quarter of 2007, an increase of 8% from the $1.5 billion reported for the first quarter of 2006. Included in the Company's revenue is a $31.2 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue growth would have been 6%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

    Clear Channel's expenses increased 5% to $1.1 billion during the first quarter of 2007 compared to 2006. Included in the Company's 2007 expenses is a $28.9 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 3%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release.

    Clear Channel's income before discontinued operations increased 2% to $99.2 million, as compared to $97.1 million for the same period in 2006. The Company's diluted earnings before discontinued operations per share increased 5% to $0.20, compared to $0.19 for the same period in 2006. Clear Channel's net income increased 6% to $102.2 million in the first quarter 2007 as compared to $96.8 million in the first quarter of 2006 and diluted earnings per share increased 11% to $0.21, compared to $0.19 for the same period in 2006.

    The Company's first quarter 2006 net income included approximately $39.6 million of pre-tax gains, $0.05 per diluted share after-tax, primarily on the divestiture of radio assets and the swap of certain outdoor assets. Excluding these gains, Clear Channel's first quarter 2006 net income before discontinued operations would have been $73.7 million or $0.14 per diluted share. See reconciliation of net income before discontinued operations and diluted earnings before discontinued operations per share at the end of this press release.

    The Company's OIBDAN (defined as Operating Income before
Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets - net) was $435.7 million in the first quarter of 2007, a 12% increase from 2006. See reconciliation of OIBDAN to net income at the end of this press release.

    Mark P. Mays, Chief Executive Officer of Clear Channel
Communications, commented, "The Company delivered solid first quarter results and we are very pleased with our overall performance. We want to thank and congratulate all of our employees, who work extremely hard every day to help Clear Channel achieve its goals and objectives."

    Proposed Merger Transaction

    On April 18, 2007, the Company amended its agreement to be acquired by a group of private equity funds led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. to provide for an increase to $39.00 per share in the price shareholders will receive in cash for each share of common stock they hold. The transaction is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. The Company filed its supplement to the definitive proxy statement with the Securities and Exchange Commission on April 25, 2007 and the shareholder meeting will be held on May 8, 2007.

    Radio and Television Divestitures

    On April 20, 2007, the Company entered into a definitive agreement to sell its Television Group for approximately $1.2 billion. The sale includes 56 television stations (including 18 digital multicast stations) located in 24 markets across the United States. Also included in the sale are the stations' associated Web sites, the Television Operations Center, and Inergize Digital Media, which manages the Television Group's online and wireless initiatives. The transaction is expected to close in the fourth quarter of 2007, subject to regulatory approvals and other customary closing conditions.

    Clear Channel estimates net proceeds after taxes and customary transaction costs will be approximately $1.1 billion for the Television Group. Information on the treatment of tax loss carry forwards relative to this sale is provided below. The Company will begin reporting the results of operations for its Television Group as assets from discontinued operations in the consolidated balance sheet and as discontinued operations in the consolidated statements of operations beginning in the second quarter of 2007. The Television Group's 2006 revenue and operating expenses, which are included in the Company's Other segment, were $359.3 million and $272.4 million, respectively.

    Clear Channel previously announced that it was also attempting to divest 448 radio stations in 88 markets. To date the Company has entered definitive agreements to sell 161 radio stations in 34 markets for a total consideration of approximately $331 million. The Company expects these transactions to close during the second half of 2007. The Company estimates net proceeds after taxes and customary transaction costs for these 161 stations will be approximately $300 million. Information on the treatment of tax loss carry forwards relative to this sale is provided below.

    The Company continues to pursue the divestiture of 287 radio stations in 54 markets. These remaining stations that are not under definitive agreement had OIBDAN of approximately $54 million in 2006. There can be no assurance that any or all of these stations will ultimately be divested and the Company reserves the right to terminate the sales process at any time.

    The Company plans to utilize its capital loss carry forward to offset the related capital gain on the transactions. A portion of the gain will be considered ordinary gain, not capital gain, due to depreciation and amortization recapture, and will be taxed as ordinary income.

    There can be no assurance that any of the divestures contemplated in this release will actually be consummated and therefore the Company may not receive the proceeds estimated herein. Furthermore, there can be no assurance that the Company will be able to utilize tax loss carry forwards to offset capital gains as contemplated in this release.

    "We continue to make progress on the previously announced divestitures of our Television Group and certain of our radio stations," said Randall Mays, President and Chief Financial Officer. "As mentioned above, we have entered into definitive agreements that we anticipate would net the company approximately $1.4 billion in proceeds after taxes and customary transaction costs. Due to our capital loss carry forward and the ability to offset the capital gain from the sales, we were able to structure these transactions as buyer-friendly asset sales with buyers receiving a full step-up in tax basis and thereby maximize proceeds to the Company."

    Revenue, Direct Operating and SG&A Expenses, and OIBDAN by
Division



(In thousands)                             Three Months Ended     %
                                                March 31,       Change
                                         -----------------------
                                            2007        2006
                                         ----------- -----------
Revenue
-----------------------------------------
 Radio Broadcasting                      $  819,744  $  794,123   3%
 Outdoor Advertising                        690,856     598,369  15%
 Other                                      129,737     129,353   0%
 Eliminations                               (32,022)    (32,236)
                                         ----------- -----------
Consolidated revenue                     $1,608,315  $1,489,609   8%
                                         =========== ===========
The Company's first quarter 2007 revenue increased from foreign exchange movements of approximately $31.2 million as compared to the same period of 2006.

Direct Operating and SG&A Expenses by Division
----------------------------------------------------------------
 Radio Broadcasting                      $  528,026  $  532,238
 Less: Non-cash compensation expense         (4,464)     (6,309)
                                         ----------- -----------
                                            523,562     525,929   0%

 Outdoor Advertising                        521,738     459,431
 Less: Non-cash compensation expense         (1,367)     (1,480)
                                         ----------- -----------
                                            520,371     457,951  14%

 Other                                      112,706     112,527
 Less: Non-cash compensation expense           (397)       (977)
                                         ----------- -----------
                                            112,309     111,550   1%

 Eliminations                               (32,022)    (32,236)

 Plus: Non-cash compensation expense          6,228       8,766
                                         ----------- -----------
Consolidated divisional operating
 expenses                                $1,130,448  $1,071,960   5%
                                         =========== ===========
The Company's first quarter 2007 direct operating and SG&A expenses increased from foreign exchange movements of approximately $28.9 million as compared to the same period of 2006.

OIBDAN
-----------------------------------------
 Radio Broadcasting                      $  296,182  $  268,194  10%
 Outdoor Advertising                        170,485     140,418  21%
 Other                                       17,428      17,803  (2%)
 Corporate and Merger costs                 (48,416)    (38,121)
                                         ----------- -----------
Consolidated OIBDAN                      $  435,679  $  388,294  12%
                                         =========== ===========
See reconciliation of OIBDAN to net income at the end of this press release.


    Radio Broadcasting

    The Company's radio broadcasting revenue increased 3% during the first quarter of 2007 as compared to 2006 primarily from an increase in national revenues and revenue growth in its top 100 markets. The Company's syndicated radio programming, traffic and on-line businesses also contributed to the revenue growth. Overall, yield per minute increased during the quarter when compared to the same period of 2006. The Company also increased its 15 and 30 second commercials as a percent of total commercial minutes sold. Advertising categories driving the increase in national revenues were services, telecommunications, retail and health and beauty.

    The Company's radio broadcasting direct operating and SG&A expenses decreased $4.2 million during the first quarter of 2007 as compared to 2006. The decline was primarily driven by decreases in programming and selling expenses.

    Outdoor Advertising

    The Company's outdoor advertising revenue increased 15% to $690.9 million during the first quarter of 2007 compared to revenues of $598.4 million for the same period in 2006. Included in the 2007 results is an approximate $31.2 million increase related to foreign exchange movements when compared to 2006; excluding the effects of these movements in foreign exchange, growth would have been 10%.

    Outdoor advertising expenses increased 14% to $521.7 million during the first quarter of 2007 when compared to 2006. Included in the Company's expenses is a $28.9 million increase related to foreign exchange movements compared to 2006; excluding the effects of these movements in foreign exchange, growth would have been 7%.

    The Company installed digital displays in four different markets (Akron, OH, Columbus, OH, Memphis, TN and Wichita, KS) during the quarter and currently plans to deploy over 100 digital displays in approximately twenty markets in 2007.

    --  Americas Outdoor

    The Company's Americas revenue increased $42.9 million, or 16%, during the first quarter of 2007 as compared to 2006. Interspace Airport Advertising, which the Company acquired in July 2006, contributed approximately $15.3 million to the increase. The revenue growth occurred across the Company's inventory, led by bulletin revenue growth. The Company's bulletin rates increased, with occupancy essentially flat in 2007 compared to 2006. The Company also experienced rate increases on its poster and shelter inventory. Both national and local revenues experienced strong growth during the quarter. Revenue growth occurred across many of its markets, including Boston, Miami, Philadelphia and Seattle.

    Direct operating and SG&A expenses increased $21.0 million in the first quarter of 2007 as compared to 2006. Interspace contributed approximately $9.6 million of the increase. Production expenses increased $2.0 million and the remainder of the increase in direct operating and SG&A expenses was attributable to site lease and sales expenses associated with the increase in revenue.

    --  International Outdoor

    The Company's International revenue increased $49.6 million, or 15%, in the first quarter of 2007 as compared to 2006. Included in the increase was approximately $31.2 million related to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth would have been 6%. Growth was led by street furniture revenues, with billboard revenues increasing as well. The increase in street furniture revenues and billboard revenues was primarily attributable to increased yield. On a constant dollar basis, revenue from the Company's operations in France increased in 2007 over 2006 primarily from strong street furniture sales, while revenue was essentially flat in the United Kingdom.

    Direct operating and SG&A expenses increased $41.4 million, or 14%, during the first quarter of 2007 as compared to 2006. Included in the increase was approximately $28.9 million related to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth would have been 4%. The increase was primarily attributable to an increase in site lease expense primarily associated with the increase in revenue and new contracts.

    FAS No. 123R: Share-Based Payment ("FAS 123R")

    The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the first quarter of 2007 and 2006:



(In thousands)                                   Three Months Ended
                                                     March 31,
                                              ------------------------
                                                    2007         2006
                                              ----------- ------------
Direct operating expense                        $  3,202    $   4,316
SG&A                                               3,026        4,450
Corporate                                          2,414        3,403
                                              ----------- ------------
Total non-cash compensation                     $  8,642    $  12,169
                                              =========== ============


    The Company will not be holding a Conference Call or Webcast

    As a result of the Company's proposed merger transaction that was announced on November 16, 2006 and amended on April 18, 2007, the Company will not be hosting a teleconference or webcast to discuss results.

    Second Quarter and 2007 Outlook

    Due to the proposed merger transaction and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its current information related to 2007 operating results.

    Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company's revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. The Company's operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.

    As of April 25, 2007, revenues for the Radio division are pacing down 1.6% for the second quarter of 2007 as compared to the second quarter of 2006, and are pacing down 0.6% for the full year of 2007 as compared to the full year of 2006. As of the last week in April, the Radio division has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the second quarter and approximately 60% of the actual revenues recorded for the full year. The Company's Radio division currently forecasts total operating expense growth in the low single-digits for the full year 2007 as compared to the full year 2006.

    Also as of April 25, 2007, revenues in the Outdoor division are pacing up 6.7% overall. The Americas outdoor segment is above and the International outdoor segment below the 6.7% pacing for the second quarter 2007 as compared to the second quarter of 2006. For the full year 2007 versus the full year 2006, Outdoor division revenues are pacing up 5.9% with the Americas above and International below the full year pacing of 5.9%. As of the last week in April, the Outdoor division has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the second quarter and approximately 60% of the actual revenues recorded for the full year.

    For the full year 2007 as compared to the full year 2006, current Company forecasts show high single-digit to low double-digit growth in total operating expenses for the Outdoor division. Excluding the effects of movements in foreign exchange, which management currently forecasts at a $60 million to $65 million increase for the full year 2007 and excluding management's forecast of Interspace's (acquired by the Company on July 1, 2006) operating expenses of $18 million to $20 million for the first six months of 2007, operating expense growth is currently forecasted to be in the mid single-digits for 2007 as compared to 2006.

    For the consolidated company, current management forecasts show corporate expenses of $190 million to $200 million for the full year 2007, excluding costs associated with the pending merger transaction. Non-cash compensation expense (i.e. FAS No. 123R: share-based payments) are currently projected to be in the range of $30 million to $40 million for the full year of 2007, excluding any compensation expense associated with future option or share grants that may or may not occur in 2007 and excluding any non-cash compensation expense directly associated with the pending merger transaction.

    The Company currently forecasts overall capital expenditures for 2007 of $325 million to $350 million, excluding any capital expenditures associated with new contract wins the Company may have during 2007.

    Income tax expense as a percent of 'Income before income taxes, minority interest and discontinued operations' is currently projected to be approximately 41%. Current income tax expense as a percent of 'Income before income taxes, minority interest and discontinued operations' is currently expected to be 25% to 30%. This percentage does not include any tax expense or benefit related to the pending merger transaction, the announced divestitures of the Company's television stations and certain of its radio stations or other capital gain transactions.

    TABLE 1 - Financial Highlights of Clear Channel Communications, Inc. and Subsidiaries - Unaudited



                                           Three Months Ended
(In thousands, except per share data)           March 31,         %
                                         -----------------------
                                               2007        2006 Change
                                         ----------- -----------------

Revenue                                  $1,608,315  $1,489,609   8%
Direct operating expenses                   669,271     623,302
Selling, general and administrative
 expenses                                   461,177     448,658
Corporate expenses                           49,144      41,524
Merger costs                                  1,686          --
Depreciation and amortization               147,377     150,066
Gain on disposition of assets - net           5,297      47,507
                                         ----------- -----------
Operating Income                            284,957     273,566   4%

Interest expense                            118,074     114,376
Gain (loss) on marketable securities            395      (2,324)
Equity in earnings of nonconsolidated
 affiliates                                   5,094       6,909
Other income (expense) - net                     53        (583)
                                         ----------- -----------
Income before income taxes, minority
 interest and discontinued operations       172,425     163,192
Income tax benefit (expense):
 Current                                    (36,004)     (4,159)
 Deferred                                   (36,932)    (62,750)
                                         ----------- -----------
Income tax benefit (expense)                (72,936)    (66,909)
Minority interest income (expense), net
 of tax                                        (276)        780
                                         ----------- -----------
Income before discontinued operations        99,213      97,063
Income (loss) from discontinued
 operations                                   3,009        (249)
                                         ----------- -----------

Net income                               $  102,222  $   96,814
                                         =========== ===========

Diluted earnings per share:

Diluted earnings before discontinued
 operations per share                    $     0.20  $     0.19   5%
                                         =========== ===========

Diluted earnings per share               $     0.21  $     0.19  11%
                                         =========== ===========

Weighted average shares outstanding -
 Diluted                                    494,868     518,816


    TABLE 2 - Selected Balance Sheet Information - Unaudited

    Selected balance sheet information for 2007 and 2006 was:



(In millions)                                 March 31,  December 31,
                                                2007          2006
                                             ----------- -------------

Cash                                         $    107.6     $   114.0
Total Current Assets                         $  2,065.8     $ 2,205.7
Net Property, Plant and Equipment            $  3,163.6     $ 3,205.9
Total Assets                                 $ 18,686.3     $18,901.8
Current Liabilities (excluding current
 portion of long-term debt)                  $  1,252.5     $ 1,327.5
Long-Term Debt (including current portion of
 long-term debt)                             $  7,424.8     $ 7,663.0
Shareholders' Equity                         $  8,128.7     $ 8,042.3


    TABLE 3 - Capital Expenditures - Unaudited

    Capital expenditures for the first quarter of 2007 and 2006 were:



(In millions)                                   March 31,  March 31,
                                                   2007        2006
                                                ---------  -----------

Non-revenue producing                             $ 38.1      $  38.8
Revenue producing                                   29.4         25.0
                                                ---------  -----------
  Total capital expenditures                      $ 67.5      $  63.8
                                                =========  ===========


    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

    TABLE 4 - Total Debt - Unaudited

    At March 31, 2007, Clear Channel had total debt of:



(In millions)                                          March 31, 2007
                                                       ---------------

Bank Credit Facilities                                    $     994.7
Public Notes                                                  6,289.2
Other Debt                                                      140.9
                                                       ---------------
  Total                                                   $   7,424.8
                                                       ===============


    Liquidity and Financial Position

    For the quarter ended March 31, 2007, cash flow from operating activities was $337.9 million, cash flow used by investing activities was $75.7 million, cash flow used by financing activities was $283.2 million, and net cash provided by discontinued operations was $14.6 million for a net decrease in cash of $6.4 million.

    Leverage, defined as debt(1), net of cash, divided by the trailing 12-month pro forma EBITDA(2), was 3.2x at March 31, 2007.

    As of March 31, 2007, 71% of the Company's debt bears interest at fixed rates while 29% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at March 31, 2007 was 6.1%.

    As of April 25, 2007, the Company had approximately $665.4 million available on its bank credit facility. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

    (1) As defined by Clear Channel's credit facility, debt is long-term debt of $7.4 billion plus letters of credit of $161.3 million; net original issue discount/premium of $16.4 million; deferred purchase consideration of $40.3 million included in other long-term liabilities; the fair value of interest rate swaps of $21.8 million; and less purchase accounting premiums of $6.2 million.

    (2) As defined by Clear Channel's credit facility, pro forma
EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

   Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain on Disposition of Assets - Net
(OIBDAN)

    The following tables set forth Clear Channel's OIBDAN for the three months ended March 31, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations:
Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets - net; and, D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (vi) OIBDAN to net income, the most directly comparable amounts reported under GAAP and
(v) Net income and diluted earnings per share excluding certain items discussed earlier.



                                                             Gain
(In                             Non-                          on
 thousands)                      cash     Depreciation    disposition
                Operating    compensation     and         of assets -
               income(loss)    expense     amortization       net      OIBDAN
              ------------- ------------- ------------- ------------- ---------

Three Months Ended March 31, 2007
-----------------------------------------
Radio
 Broadcasting $    260,133  $      4,464  $     31,585  $         --  $296,182
Outdoor             73,448         1,367        95,670            --   170,485
Other                1,256           397        15,775            --    17,428
Gain on
 disposition
 of assets -
 net                 5,297            --            --        (5,297)       --
Corporate and
 Merger costs      (55,177)        2,414         4,347            --   (48,416)
              ------------- ------------- ------------- ------------- ---------
 Consolidated $    284,957  $      8,642  $    147,377  $     (5,297) $435,679
              ============= ============= ============= ============= =========

Three Months Ended March 31, 2006
-----------------------------------------
Radio
 Broadcasting $    229,232  $      6,309  $     32,653  $         --  $268,194
Outdoor             42,618         1,480        96,320            --   140,418
Other                  105           977        16,721            --    17,803
Gain on
 disposition
 of assets -
 net                47,507            --            --       (47,507)       --
Corporate and
 Merger costs      (45,896)        3,403         4,372            --   (38,121)
              ------------- ------------- ------------- ------------- ---------
 Consolidated $    273,566  $     12,169  $    150,066  $    (47,507) $388,294
              ============= ============= ============= ============= =========

    Reconciliation of Revenue excluding Foreign Exchange Effects to
Revenue



(In thousands)                           Three Months Ended      %
                                              March 31,        Change
                                       -----------------------
                                          2007        2006
                                       ----------- -----------

Revenue                                $1,608,315  $1,489,609    8%
Less: Foreign exchange increase           (31,214)         --
                                       ----------- -----------
Revenue excluding effects of foreign
 exchange                              $1,577,101  $1,489,609    6%
                                       =========== ===========

Outdoor revenue                        $  690,856  $  598,369   15%
Less: Foreign exchange increase           (31,214)         --
                                       ----------- -----------
Outdoor revenue excluding effects of
 foreign exchange                      $  659,642  $  598,369   10%
                                       =========== ===========

International Outdoor revenue          $  373,833  $  324,267   15%
Less: Foreign exchange increase           (31,253)         --
                                       ----------- -----------
International Outdoor revenue excluding
 effects of foreign exchange           $  342,580  $  324,267    6%
                                       =========== ===========


    Reconciliation of Expense (Direct Operating and SG&A Expenses)

    excluding Foreign Exchange Effects to Expense



(In thousands)                           Three Months Ended      %
                                              March 31,        Change
                                       -----------------------
                                          2007        2006
                                       ----------- -----------

Consolidated expense                   $1,130,448  $1,071,960    5%
Less: Foreign exchange increase           (28,934)         --
                                       ----------- -----------
Consolidated expense excluding effects
 of foreign exchange                   $1,101,514  $1,071,960    3%
                                       =========== ===========

Outdoor expense                        $  521,738  $  459,431   14%
Less: Foreign exchange increase           (28,934)         --
                                       ----------- -----------
Outdoor expense excluding effects of
 foreign exchange                      $  492,804  $  459,431    7%
                                       =========== ===========

International Outdoor expense          $  332,581  $  291,226   14%
Less: Foreign exchange increase           (28,892)         --
                                       ----------- -----------
International Outdoor expense excluding
 effects of foreign exchange           $  303,689  $  291,226    4%
                                       =========== ===========


    Reconciliation of OIBDAN to Net income



(In thousands)                              Three Months Ended    %
                                                 March 31,     Change
                                            -------------------
                                              2007      2006
                                            --------- ---------

OIBDAN                                      $435,679  $388,294   12%
Non-cash compensation expense                  8,642    12,169
Depreciation & amortization                  147,377   150,066
Gain on disposition of assets - net            5,297    47,507
                                            --------- ---------
Operating Income                             284,957   273,566   4%

Interest expense                             118,074   114,376
Gain (loss) on marketable securities             395    (2,324)
Equity in earnings of nonconsolidated
 affiliates                                    5,094     6,909
Other income (expense) - net                      53      (583)
                                            --------- ---------
Income before income taxes, minority
 interest and discontinued operations        172,425   163,192
Income tax (expense) benefit:
   Current                                   (36,004)   (4,159)
   Deferred                                  (36,932)  (62,750)
                                            --------- ---------
Income tax (expense) benefit                 (72,936)  (66,909)
Minority interest expense, net of tax           (276)      780
                                            --------- ---------
Income before discontinued operations         99,213    97,063
Income from discontinued operations            3,009      (249)
                                            --------- ---------

Net income                                  $102,222  $ 96,814
                                            ========= =========


    Reconciliation of Net Income before Discontinued Operations and Diluted Earnings before Discontinued Operations per Share ("EPS")



(In millions, except per share data)    Three Months    Three Months
                                            Ended           Ended
                                       March 31, 2007  March 31, 2006
                                       --------------- ---------------
                                        Net      EPS    Net      EPS
                                        Income          Income
                                       ------- ------- ------- -------
Reported Amounts                       $102.2  $ 0.21  $ 96.8  $ 0.19
Discontinued Operations                  (3.0)  (0.01)    0.3    0.00
Less: Gain on disposition of asset         --      --   (39.6)  (0.08)
Current and deferred tax effects           --      --    16.2    0.03
                                       ------- ------- ------- -------
Amounts excluding certain items        $ 99.2  $ 0.20  $ 73.7  $ 0.14
                                       ======= ======= ======= =======


    About Clear Channel Communications

    Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The Company cannot provide any assurance that the proposed merger transaction announced on November 16, 2006 will be completed, or the terms of which the transaction will be consummated.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications' future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications' reports filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

    A definitive proxy statement relating to the proposed merger transaction has been filed with the U.S. Securities and Exchange Commission (SEC). Investors and security holders are urged to read the definitive proxy statement, as it contains important information about the Company and the proposed merger. A free copy of the definitive proxy statement and other documents filed by the Company with the SEC is available at the SEC's website at www.sec.gov. The proxy statement and other relevant documents may also be obtained free of charge on the Company's website at www.clearchannel.com or by directing a request to Clear Channel Communications, Inc., 200 E. Basse Road, San Antonio, TX 78209, Attention: Investor Relations.


    CONTACT: Clear Channel Communications, Inc.
             Investors
             Randy Palmer, 210-832-3315
             Senior Vice President of Investor Relations or
             Media
             Lisa Dollinger, 210-832-3474
             Chief Communications Officer
             web-site: http://www.clearchannel.com